Exhibit 10.4

Service Agreement

Date:          November 2, 2015

Parties:

(1)                              Activision Blizzard, Inc.

&

(2)                              Riccardo Zacconi

Table of Contents

		Page

1.	Definitions	1

2.	Commencement and Duration	5

3.	Role and Duties of the Executive	6

4.	Place of work	8

5.	Remuneration	9

6	Expenses	11

7	Holidays	11

8	Absence from work	11

9	Sick pay	11

10	Pension	11

11	Insured benefits	12

12	Restrictions during his employment	12

13	IP and Confidential Information	13

14	Termination	13

15	Garden Leave	21

16	Obligations after Employment	22

17	Directorship	24

18	Disciplinary and Grievance procedures	25

19	Standards of conduct and performance	25

20	Data Protection and Communications	25

21	Notices	26

22	Former contracts of employment	26

23	Indemnification	28

24	Assignment	28

25	Entire Agreement	29

26	General	29

27	Choice of law and submission to jurisdiction	29

28	Waiver	29

29	Headings	29

30	Forfeiture	28

SCHEDULE 1

SCHEDULE 2

SCHEDULE 3

THIS AGREEMENT is made the 2 day of November 2015

BETWEEN

(1)       Activision Blizzard, Inc., with its head address at 3100 Ocean Park Blvd., Santa Monica, CA 90405, USA (“Activision Blizzard”);

(2)        Riccardo Zacconi of c/o Midasplayer.com Limited, 1 St. Giles High Street, London WC2H 8AG (the “Executive”).

THE PARTIES AGREE as follows:

1.         Definitions

1.1       Definitions

In this Agreement unless the context otherwise requires the following expressions have the following meanings:

Words and expressions	Meaning

“Act”	The Employment Rights Act 1996 as amended;

“Activision Blizzard”	Activision Blizzard, a Delaware corporation and the ultimate parent company of King Digital Entertainment Public Limited Company (“King”);

“Businesses”	any trade or commercial activity which is carried on by the Company or any Group Company;

“Change of Control”	means the Group Companies ceasing to Control the Company;

“Change of Control Period”

means a period that commences on the date that falls three months prior to the execution and exchange of contracts in relation to any transaction that gives rise to a Change of Control and terminates on the date that falls 18 months immediately after the completion of the transaction that gives rise to the Change of Control;

“Change of Control Termination”

means the termination of the employment of the Executive during a Change of Control Period where:

(a) Activision Blizzard serves notice to terminate the employment of the Executive, save where the employment of the Executive is terminated summarily in accordance with Clause 14.2; or

(b) the Executive terminates his employment with or without notice (pursuant to Clause 2.1) for Good Reason (other than in circumstances where Activision Blizzard has reasonable grounds for summary termination under clause 14.2) provided that the Executive must, before he terminates his employment for Good Reason, and if (on a reasonable view) the circumstances that constitute Good Reason are remediable, have first given Activision Blizzard a written notice stating clearly the event or circumstance that constitutes Good Reason in his belief, acting in good faith, and given Activision Blizzard a period of not less than 15 working days to cure the event or circumstance allegedly constituting Good Reason and no Good Reason shall exist if on a reasonable view the event or circumstance is cured by Activision Blizzard;

“Company”	King and/or the King division of Activision Blizzard;

“Competing Unquoted Interest”

means shares or stock or other equity in any company or other entity not quoted or dealt in on a Recognised Investment Exchange which is (i) involved in the development, production, marketing, publishing, distribution or sale of online, mobile or console games or otherwise in competition with or preparing to compete with the Company or any Group Company or (ii) a Group supplier, vendor, or partner;

“Control”

means in relation to the Company, the power of a person, whether directly or indirectly, to secure that the affairs of the Company are conducted in accordance with the wishes of that person:

(a) by means of the holding of shares, or the possession of voting power, in or in relation to the Company; or

(b) as a result of any powers conferred by the articles of association or any other document regulating the Company.

“Good Reason”

means any of the following:

(i)  a change in location of the Executive’s primary place of work from the Company’s existing office location to a location outside of the current London Transport Zone One (“London Zone”), which change lasts longer than four consecutive weeks in any twelve-month period;

(ii)  either (x) the Executive’s total compensation is unilaterally and materially reduced by Activision Blizzard, including a reduction arising from a change in the Profit Sharing Plan, below the TC Baseline or (y) the King Awards are not provided to the Executive as envisaged by Clause 4 of the Transaction Agreement. Notably, should the total compensation increase after the Completion Date, Activision Blizzard may thereafter reduce the total compensation provided such reduction does not result in total compensation below the level of the TC Baseline;

(iii)  Activision Blizzard is in material breach of this Agreement and has not cured pursuant to Clause 14.5 below

(iv)  the following (measured according to the Executive’s scale and scope of responsibility and level as set out at Clause 3 below and not the Executive’s scale and scope of responsibility prior to the Completion Date, (hereinafter, the “Baseline”), are materially reduced: (x) the scope of the Executive’s role or authority; or (y) the level or status attached to the Executive’s role. Notably, should either (x) or (y) increase after the Completion Date, Activision Blizzard may thereafter reduce either (or both) — provided there is no material reduction from the Baseline; or

(v)  upon a Change of Control, the Executive is not provided by the acquiring entity options, compensation or equity of at least the same value (taking into account the terms of such options, compensation or equity), as the value of any options, compensation or equity, including any King Awards (taking into account the terms of such options, compensation or equity) held by the Executive which are no longer capable of vesting or being exercised after such sale;

“Group”	The Company and the Group Companies;

“Group Company”	Activision Blizzard and any company which is for the time being a subsidiary or holding company of Activision Blizzard and any subsidiary of any such holding company;

“Investment”

means, if permissible pursuant to Activision Blizzard’s Code of Conduct and conflict of interest principles and process (as set out at Clause 3.1.3 below), the making or holding (whether directly, indirectly or jointly, including through any member of his family, household or otherwise), for passive investment purposes only: (1) up to five percent of the shares or stock of any class of any public company quoted or dealt in on a Recognised Investment Exchange, units, interests or shares in any unit trust, open ended investment companies, funds or other collective or shared investment scheme, provided that any such interest is not in (x) a supplier, vendor or business partner to any Group Company, or (y) a Competitor (as defined in Clause 16.6), and/or (2) up to one hundred percent of the shares or stock or other equity in any company or other entity not quoted or dealt in on a Recognised Investment Exchange, in each case which is not a Competing Unquoted Interest provided that the Executive does not provide active management of the entity while employed pursuant to this Agreement (which for the avoidance of doubt does not include the arrangements currently in place for the managing of the Executive’s investments which have been disclosed to Activision Blizzard);

“King Awards”

means all and any equity incentive awards, which are outstanding immediately prior to the Effective Date, which may include: King Options; King Linked Options; EMI Options; King RSUs; King Restricted Shares; King Performance Options; King Linked Shares; King Under-Water Options; King CEO and COO Linked Options and/or any money held in escrow representing the proceeds of the sale of any King shares released for sale in connection with the above equity incentive awards pursuant to the Transaction Agreement and any awards by Activision Blizzard resulting from the assumption and/or conversion of any of the above pursuant to the Transaction Agreement;

“Material Interest”

means the following:

(a)        the holding of any position (whether employed or engaged) or provision of services as director, officer, employee, consultant, adviser, partner, principal or agent or volunteer;

(b)        the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) save for any Investment; or

(c)        the direct or indirect provision of any financial assistance;

“Recognised Investment Exchange”	means a recognised investment exchange as defined by Section 285 of the Financial Services and Markets Act 2000;

“Staff Handbook”	the handbook setting out the Group’s policies and procedures for the Executive’s guidance, as updated and/or amended from time to time;

“TC Baseline”

means the sum of the Base Salary plus an amount equal to the Guaranteed Minimum (as defined herein) calculated based on the funding formula of the percentage of funding set forth in the King Profit Sharing Plan in effect as of the Effective Date;

“Termination Date”	the effective date of the Executive’s termination of employment;

“Transaction Agreement”	the Transaction Agreement between Activision Blizzard and King, dated as of ____ November 2015.

1.2       References to clauses and schedules are unless otherwise stated to clauses of and schedules to this Agreement.

1.3       The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4       Unless the context otherwise requires, references in this Agreement to the masculine gender shall, where appropriate, be deemed to include the feminine and vice versa.

1.5       Unless otherwise indicated, the word “includes,” “including” and other similar forms of “include” are not intended to be limiting and shall be deemed to be followed by the words “without limitation.”

1.6       Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Transaction Agreement.

2.         Commencement and Duration

2.1       The Executive’s employment under this Agreement shall commence on the “Completion Date” as such term is defined in the Transaction Agreement (the “Effective Date”) and shall run for an initial period of 3 years from the Effective Date (unless otherwise terminated earlier in accordance with Clauses 14.2- 14.6) (the “ Fixed Term”). Thereafter the parties agree that this Agreement and the Executive’s employment shall continue indefinitely unless and until terminated pursuant to  Clauses 14.2- 14.6 or by either party giving to the other party twelve months’ prior written notice (the “Notice Period”), such notice not to expire prior to the fourth anniversary of the Effective Date. Except as set forth in this Agreement, upon the  date on which the Executive’s employment is terminated all obligations and rights under this Agreement shall immediately lapse save as otherwise provided under this Agreement.

2.2       For the purposes of the Act, the Executive’s period of continuous employment commenced on 14 July 2004.

2.3      Aside from the Executive’s immediately prior Service Agreement with Midasplayer.com Limited, the Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under it.

2.4       The Executive and Activision Blizzard agree that, with effect from the Effective Date, the terms of this Agreement shall supersede and replace the terms of the Service Agreement dated March 9, 2014 (and any subsequent amendments), between the Executive and Midasplayer.com Limited.

3.         Role and Duties of the Executive

The Executive shall serve Activision Blizzard as Chief Executive Officer, of the Company. The Executive shall report directly to the Chief Operating Officer, Activision Blizzard (or such other executive of the Group as may be determined from time to time by it, provided that such other executive reports to the Chief Executive Officer of Activision Blizzard or is the Chief Executive Officer of Activision Blizzard (“Replacement Executive”)) and shall have such duties commensurate with the Executive’s position and shall dedicate suitable time for such duties as may be reasonably assigned to the Executive from time to time by the Chief Operating Officer, Activision Blizzard, or such Replacement Executive, taking into account the Executive’s time commitments.

3.1      Prior to commencing his employment with Activision Blizzard and as part of an initial “onboarding” process, Activision Blizzard shall provide to Executive the Group’s relevant policies, including, for example, the Code of Conduct and Staff Handbook.  The Executive shall certify that he has received, read and understood all such policies.  Activision Blizzard shall provide additional or amended policies to the Executive as and when they become available and the Executive agrees to read and comply with all such policies.  During his employment the Executive shall:

3.1.1   devote the whole of his time, attention and skill to the business and affairs of the Company and the Group both during normal business hours (which are 9.00 am and 5.30 pm Mondays to Fridays) and during such additional hours as are reasonably necessary for the proper performance of his duties or as Activision Blizzard may reasonably require from time to time including any requirement to undertake duties that are reasonably consistent with the Executive’s position and capabilities within any business area of the Group;

3.1.2    at all times place the Group’s interests above his own, not take any actions that would conflict with the Group’s interests and perform all the Executive’s duties for the Group with the highest duty of care;

3.1.3    without prejudice to Clause 12, not, directly or indirectly, render services of any kind to any other person or organization, whether on the Executive’s own behalf or on behalf of others, without the prior written consent of Activision Blizzard pursuant to its then-current process(es) for the review of conflicts of interest, or otherwise engage in activities that would interfere with the Executive’s faithful and diligent performance of his duties hereunder; provided, however, that (x) the Executive may serve on civic or charitable boards or engage in charitable activities without remuneration if doing so is not inconsistent with, or adverse to, the Executive’s employment hereunder and (y) the Executive may make an Investment, provided that such proposed Investment is approved where required, pursuant to Activision Blizzard’s then-current process(es) for the review of conflicts of interest (such approval only to be denied in the case of a genuine conflict of interest and not to be unreasonably withheld), except that the Investments that the Executive currently holds as of the date of this Agreement and are listed in the attached Schedule 3 are expressly approved by Activision Blizzard.  Activision Blizzard shall provide its approval or rejection of each Investment request within two weeks after submission of appropriate materials.  The Executive shall immediately on becoming aware inform Activision Blizzard if an Investment or other interest or concern for which consent has previously been granted under this clause becomes a Competing Unquoted Interest or otherwise interferes with, conflicts or competes with the proper performance of the Executive’s obligations to Activision Blizzard or any Group Company and the Executive shall promptly comply with any instructions provided by Activision Blizzard (pursuant to its then-current conflict of interest procedures) as are reasonably necessary in the circumstances to reduce or eliminate any risk or conflict of interest to the Company or Group, including the divestment of any such Competing Unquoted Interest;

3.1.4    without prejudice to Clause 12, owe a duty of loyalty to the Group, which includes the Executive not competing in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with any entity in the Group; provided, however, that nothing in this Clause 3.1.4 shall limit the Executive’s right to make an Investment (“Duty of Loyalty”).

3.1.5    faithfully and diligently perform such duties and exercise such powers consistent with his status as CEO of the Company and as may from time to time be assigned to or vested in him by Activision Blizzard with regard to the Group;

3.1.6    use all reasonable endeavours to promote and protect the interests of the Group and not do or knowingly permit to be done anything which is harmful to those interests;

3.1.7    obey the reasonable and lawful directions of the Group;

3.1.8    comply with all applicable Group’s rules, regulations, policies and procedures from time to time in force, including, , the Staff Handbook and the Code of Conduct; provided those have been brought to his attention;

3.1.9    subject to the governance practices of Activision Blizzard in effect from time to time, the Executive shall have autonomy to make decisions on behalf of the Company in his capacity as CEO of the Company, while keeping Activision Blizzard (and, as applicable, the Group) at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection with it as the Group may require.  By way of example, but not limitation, such examples of Activision Blizzard’s governance practices currently in effect include the following processes: 3-year planning process, annual operating planning process, signing authority, decision-making authority, franchise planning process and greenlight process;

3.1.10  comply with every rule of law and every regulation of the Group for the time being in force, including in relation to dealings in shares or other securities of the Company or any Group Company.

3.2       The Executive agrees that the average maximum weekly working time of 48 hours in Regulation 4 of The Working Time Regulations 1998 does not apply to him.  The Executive may terminate the opt out at any time by giving Activision Blizzard three months’ notice of his wish to do so.

3.3       The Executive shall, subject to his prior written consent, which shall not be unreasonably withheld, delayed or conditioned, and without any further remuneration, other than as specified in this Agreement or unless the parties otherwise agree in writing:

3.3.1    carry out duties on behalf of any other Group Company; and

3.3.2    act as a director or officer of any other Group Company;

provided that the above-referenced duties or acts are commensurate with the Executive’s duties as the head of a division/business unit within Activision Blizzard and the time available to the Executive in which to fulfil his duties.

4.         Place of Work

4.1       The Executive’s normal place of work shall be the Company’s offices at 1 St. Giles High Street, London WC2H 8AG (and from January 2016, the Ampersand Building, 178 Wardour Street, London W1F 8FY) but Activision Blizzard may require the Executive to work at any place within the London Zone for such periods as the Group may from time to time require, but not outside of the London Zone for periods exceeding four consecutive weeks in any twelve months, without the Executive’s prior consent.

4.2       If Activision Blizzard changes the Executive’s principal place of work, and this requires the Executive to move house, Activision Blizzard shall reimburse the Executive all his relocation expenses in accordance with the terms of Activision Blizzard’s relocation policy in place at that time from time to time.

5.         Remuneration

5.1       Activision Blizzard shall pay to the Executive a salary of £400,000 per annum (“Reference Salary” or “Base Salary”), payable in equal monthly instalments, on or before the 15th day of each calendar month by credit transfer to his bank account.

5.2       The rate of salary shall be reviewed annually on an upward basis by Activision Blizzard, and it is anticipated that the first such review to take place in March of the year following the Effective Date of this Agreement. Such review shall occur at the same time as other similarly-situated executives of Activision Blizzard. There is no obligation to award an increase.

5.3       The Executive shall be eligible to receive additional performance-based cash compensation on an annual basis based on a share of the earnings generated by King’s business. The Executive’s profit sharing compensation (a “Profit Share Bonus”) shall be based on a share of the “Profit Sharing Pool” that is created pursuant to the King Profit Sharing Plan as in effect from time to time (the “Profit Sharing Plan”) and in accordance with the Profit Sharing Plan. The Executive’s Profit Share Bonus shall entitle the Executive to six percent (6%) of the Profit Sharing Pool (if any) that is generated under the Profit Sharing Plan; provided, however, that the Compensation Committee of the Board of Directors of Activision Blizzard (the “Compensation Committee”), retains the right, in its sole discretion and at any time, to exercise negative discretion with respect to the Executive’s Profit Share Bonus to reduce the amount of the Executive’s actual annual percentage interest in the Profit Sharing Pool to not less than three and one-half percent (3.5% or the “Guaranteed Minimum”). The Executive understands that, except for the Executive’s guaranteed minimum 3.5% participation in the Profit Sharing Pool under the Profit Sharing Plan, the Executive’s actual bonus amount under the Profit Sharing Plan is dependent upon the amount of such Profit Sharing Pool being established thereunder, if any, as well as the terms and conditions of the then current Profit Sharing Plan and the actual personal performance of the Executive, including  the Executive’s achievement (or lack thereof) of specific metrics, goals and objectives which have been timely communicated to the Executive. If no amounts are generated under the Profit Sharing Pool with respect to any performance year (e.g., due to lack of earnings for the King business as determined under the Profit Sharing Plan), then the Executive shall not be entitled to receive any Profit Share Bonus for such year.  Further, although Activision Blizzard retains the discretion pursuant to the terms of the Profit Sharing Plan to amend (or even terminate) the Profit Sharing Plan at any time, Activision Blizzard agrees that for purposes of calculating the Executive’s Profit Sharing Bonus for a particular Plan Year, Activision Blizzard shall apply the version of the Profit Sharing Plan in effect at the beginning of such Plan Year.  Thus, any changes that are made shall only apply to payments to the Executive with respect to a subsequent Plan Year. Notwithstanding the timing of payments under the Profit Sharing Plan for other participants thereunder, the Executive’s Profit Share Bonus (if any) shall be paid to the Executive within 90 calendar days following the end of the relevant Plan Year, consistent with the timing of payments to similarly-situated executives within the Group.   In the event of any discrepancy between the Profit Sharing Plan and this Agreement, the terms of this Agreement shall prevail.

5.4       Except as provided for in Clause 14 below, in order to be eligible to receive a Profit Share Bonus (if any), the Executive must be employed on the relevant payment date.  Where the Executive’s employment terminates between the end of the Plan Year and the relevant payment date, he will be deemed to have been employed on the relevant payment date and will be eligible to receive a bonus in respect of that Plan Year.  Subject to the application of Clause 5.3 to payments to the Executive, Activision Blizzard reserves the right to withdraw, modify, vary or amend the Profit Sharing Plan at any time.

5.5       Notwithstanding that the Effective Date will be part way through the 2016 Plan Year, the Executive shall be entitled to receive a full entitlement under the Profit Sharing Plan for 2016 in connection with his services provided to the Company, Activision Blizzard or any Group Company in 2016 without any pro-rating, provided such entitlement is the sole bonus opportunity made available to the Executive.  For the avoidance of doubt , to the extent the Executive has not received any bonus payment which falls outside of the Profit Sharing Plan and to which he has been awarded by the King Compensation Committee in the normal course of business in respect of the bonus period July 1, 2015 through  December 31, 2015, such bonus shall remain payable on the usual payment date, and the relevant provisions of the Executive’s immediately prior service agreement with Midasplayer.com Limited shall remain in effect for this purpose only, until such payment is made.

5.6       The Executive authorises Activision Blizzard to deduct from the Executive’s Reference Salary and any other sums due to the Executive under this Agreement, during the Executive’s employment or upon its termination, any sums owing by him, including any outstanding loan(s), any overpayment of Reference Salary, expenses or other erroneous payment(s) that may have been made to the Executive, any other sums which the Executive may owe to Activision Blizzard or any Group Company  at any time and any sums which Activision Blizzard or any Group Company is required by law to deduct (including, for example, income tax and national insurance contributions).  Before making any such deduction, Activision Blizzard shall provide details of the proposed deduction to the Executive in writing and allow him a reasonable opportunity to challenge it.

5.7      The Executive may at any time transfer all or any part of the King Awards (or the benefit thereof) to a family or charitable trust or to a company controlled by the Executive or by any such family or charitable trust on condition that (a) the proposed recipient agrees to be bound by the terms of and to comply with all obligations of the Executive under such King Awards and the Group’s policies and procedures related to the holding, transfer and sale of equity and (b) such proposed transfer does not cause any adverse tax consequences on Activision Blizzard or Group Company as a result of such transfer in respect of a family trust.  Any future equity agreements which replace the agreements governing the King Awards shall include a term to this effect.

5.8       The King Awards shall continue to be governed by the agreements evidencing such awards as in effect immediately prior to the Completion Date, subject to the Transaction Agreement and this Agreement, and provided that with respect to the share option granted to the Executive by King on 1 January 2014, as assumed by Activision Blizzard pursuant to the Transaction Agreement, with respect only to the Type B Option Shares described in Schedule 1, Part B, to the Individual Option and Subscription Agreement governing such option, from the Completion Date the provisions of Schedule I, Part B, to such agreement shall be replaced in their entirety by the provisions of Schedule 4 to this Agreement, and such agreement shall be deemed to have been amended accordingly.

5.9      In consideration for the remuneration provided for in this Clause 5, the Executive agrees to comply with Activision Blizzard’s Executive Stock Ownership Guidelines (including, but not limited to, all of the limitations on equity awards described therein), which are attached as Schedule 2.

6    Expenses

6.1       Activision Blizzard shall reimburse the Executive promptly for all reasonable business expenses exclusively and properly incurred by the Executive in the proper performance of the Executive’s duties, provided that the Executive complies with the provisions of the Group’s expense and other applicable policies (as amended from time to time).

7    Holidays

7.1       In addition to the public/bank holidays in England & Wales, the Executive is entitled to 30 days’ paid holiday in each calendar year, accruing at a rate of 2.5 days per completed month’s employment. The Executive shall consult the COO of Activision Blizzard (or the Replacement Executive) on the timing of his holiday.  Up to seven days’ paid holiday may be carried forward from one calendar year to the next.

7.2       If, on the termination of his employment, the Executive has taken more than his accrued holiday entitlement, Activision Blizzard shall deduct the excess from any sums due to him.  If no such sums are due, the Executive shall repay such excess to Activision Blizzard on termination.  If the Executive has any unused holiday entitlement, Activision Blizzard may require the Executive to take such unused holiday during any notice period or make a payment to him in lieu of it on termination.

8    Absence from Work

8.1      Please refer to the Working Hours and Absences Policy (located in the Staff Handbook) for further information on absence reporting requirements.

9    Sick Pay

9.1      Please refer to the Staff Handbook for further information on sick pay.  Notwithstanding the provisions of the Staff Handbook the Executive shall be entitled to receive his usual remuneration for a period of up to six months’ sick leave in any period of 12 months and thereafter half his usual remuneration for an additional three months’ sickness absence in any period of 12 months.  Thereafter the Executive shall receive such remuneration as Activision Blizzard shall in its discretion determine for any period of sickness absence.  The Executive shall remain entitled to his benefits during any period of sickness absence.

9.2       Any salary payable by Activision Blizzard to the Executive during sick leave shall be reduced by any sums which the Executive receives pursuant to any Group benefits or insurance and shall also be inclusive of statutory sick pay.

10  Pension

10.1     Activision Blizzard shall comply with the employer pension duties in accordance with Part 1, Pensions Act 2008, and shall provide pension benefits to the Executive which comply with any applicable requirements set forth in the Transaction Agreement.

10.2     The Executive shall be provided with details about pension benefits separately. Should the Executive wish to participate in the applicable pension plan, all of the Executive’s contributions to it shall be made by way of deduction from the Executive’s salary unless the Executive agree an alternative method of payment with Activision Blizzard in writing.

10.3     A contracting-out certificate pursuant to the Pension Schemes Act 1993 is not in force.

11  Insured Benefits

11.1     Any eligibility for any of the Group’s benefits schemes (“Schemes”), including health insurance, income protection and/or life assurance plans) is subject to:

11.1.1  the rules of each of the Schemes, from time to time; and

11.1.2  the Executive having satisfied any applicable requirements of the Schemes’ insurers.

11.2     Subject to Clause 11.1, Activision Blizzard shall continue to provide the same insured benefits to the Executive, his spouse and dependents as provided to them prior to the Effective Date. Notwithstanding the foregoing statement, if any of the Schemes’ insurers refuses, for any reason, to allow the Executive to participate in the relevant Scheme, Activision Blizzard shall not be liable to provide the Executive with any replacement benefit of the same, or of a similar kind, but shall pay to the Executive a sum equal to the previous insurance premium payable. Activision Blizzard’s obligations in respect of the Schemes are to apply for benefits in a timely and prompt fashion on behalf of the Executive to make good faith efforts to support the Executive in remaining eligible to participate in any income protection scheme, including for example, considering keeping the Executive employed on national minimum wage or otherwise so that the Executive is still classed as an employee for the purposes of such scheme, to pay the premiums required by the Schemes’ insurers and to pay the Executive such sums (if any) as may be received from any such insurer in respect of any claim made by the Executive.

11.3     Details of the Schemes are available from HR although Activision Blizzard reserves the right to change the provider of any of the Schemes provided the benefit entitlements enjoyed by the Executive and his dependents should be no less favourable to the Executive and his dependents than those benefits provided before the change in benefit provider.

12  Restrictions During his Employment

12.1     In addition to complying with Activision Blizzard’s conflict of interest policies and Code of Conduct, during his employment the Executive shall not directly or indirectly:

12.1.1  be employed, engaged, concerned or interested in (including the setting up of) any other business, activity, trade, or undertaking; or

12.1.2  hold any Material Interest in any entity which:

12.1.2.1     is or shall be wholly or partly in competition with any of the Businesses or any customers, suppliers, licensors, licensees, partners and/or suppliers of any Business;

12.1.2.2     impairs or might reasonably be thought by Activision Blizzard to impair his ability to act at all times in the best interests of the Group; or

12.1.2.3     requires or might reasonably be thought to require him to disclose or make use of any Confidential Information (as defined in Schedule 1) in order properly to discharge his duties to or to further his interest in that person;

12.1.3  Activision Blizzard acknowledges that the Executive may make Investments as set out in Clause 3.1.3;

12.1.4  at any time (whether during or outside normal working hours) take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any of the Businesses;

12.1.5  at any time knowingly, after reasonable inquiry, make any untrue or misleading statement in relation to the Group.

13  IP and Confidential Information

The Executive is bound by the obligations relating to confidentiality, inventions and other intellectual property set out in Schedule 1 to this Agreement.

14  Termination

14.1     For the purposes of this Agreement, the following terms shall have the following meanings:

14.1.1        “Basic Severance” shall mean (1) payment of any Base Salary earned but unpaid at the Termination Date; (2) provision of benefits (e.g. insurance) to the Termination Date (3) any business expenses incurred but not reimbursed under Clause 6 at the Termination Date; and (4) payment in lieu of any holiday accrued under Clause 7 but unused at the Termination Date.  Payments under (1), (3) and (4) above shall be made within 28 days of the Termination Date, except that any business expense reimbursement shall be paid in accordance with Activision Blizzard’s then-current policy.

14.1.2        “Bonus Severance” shall mean payment of the following, in accordance with the rules of the Profit Share Plan in force at the start of the relevant Plan Year and in accordance with the Guaranteed Minimum provided for in Clause 5.3:

(i)        an amount equal to the Profit Share Bonus that Activision Blizzard determines the Executive would have received in accordance with Clause 5.3 for any Plan Year that ended prior to the Termination Date and calculated on the basis that the Executive remained employed on the date such bonus would have otherwise been paid (in the event that the Executive’s Termination Date occurs before such bonus would have been paid).  Such bonus shall be paid in a lump sum at the same time that such discretionary bonuses are generally paid to other similarly-situated executives for the Plan Year to which the underlying amount relates; and

(ii)       an amount equal to the Profit Share Bonus that Activision Blizzard determines the Executive would have received in accordance with Clause 5.3 for the Plan Year in which the Executive’s Termination Date occurs had the Executive remained employed on the date such bonus would have been paid (in the event that the Executive’s Termination Date occurs before such bonus would have been paid), multiplied by a fraction, the numerator of which is the number corresponding to the calendar month in which the Termination Date occurs and the denominator of which is 12.  Such bonus shall be paid in a lump sum at the same time that such discretionary bonuses are generally paid to other similarly-situated executives for the Plan Year to which the underlying amount relates.

14.1.3  “Salary Continuation” shall mean payment to the Executive or his heirs or estate (as applicable) of an amount equal to the Base Salary (at the rate in effect on the Termination Date) and such further amount as is equal to the cost to Activision Blizzard of any benefits (e.g. insurance) that the Executive was eligible for as of the Termination Date that the Executive would have received had the Executive remained employed through the date falling 12 months after the last day of the Fixed Term or, in the event that termination of the Executive’s employment occurs after the Fixed Term, then through the end of the Notice Period pursuant to Clause 2.1 (or the remainder thereof if the Executive has worked or was on garden leave through part of the Notice Period pursuant to Clause 2.1) or for a period of 12 months in the event the Executive terminates his employment without notice for Good Reason or due to the Executive’s death, or for a period of six months in the event the Executive’s employment is terminated pursuant to clause 14.3 (the “Salary Continuation Period”). Such amount shall be paid in equal monthly installments commencing no later than the second payroll date following the Termination Date in accordance with Activision Blizzard’s payroll practices as in effect from time to time, provided that this amount shall be reduced by any net payments which the Executive receives under any Group-sponsored long-term disability/income protection plan.

14.1.4  “King Award Agreements Accelerated Vesting” shall mean that the Executive is entitled to accelerated vesting on the Termination Date of all and any unvested, outstanding King Awards held by the Executive at the Termination Date calculated on the basis that all and any targets, performance criteria and objectives have been met but not exceeded.  In respect of options within the definition of King Awards, the Executive shall be permitted, in accordance with the terms set forth in the Transaction Agreement, to exercise such options and to sell any shares resulting from such exercise. Notably, acceleration contingent upon “Good Reason” or “Good Leaver” provisions shall be governed by the definition of Good Reason in this Agreement (as opposed to any prior definition associated with the agreements pursuant to which King Awards were granted). In respect of options within the definition of King Awards, notwithstanding any provision of the agreements evidencing the options, in the event that during the period after the Termination Date in which the Executive is entitled to exercise such options according to  such agreements (the “Exercise Period”) the Executive is prohibited from or restricted in making dealings in relation to shares of the common stock of Activision Blizzard pursuant to any rules, regulations, or codes of practice applicable to the dealing in securities and inside information as applicable to Activision Blizzard or any Group Company from time to time, the period of such prohibition or restriction being a “Restricted Period”, the Exercise Period shall be tolled for the duration of the Restricted Period.

14.1.5 “Equity Impact” shall mean that upon termination of employment (under any circumstances except pursuant to Clauses 14.4-14.6), any outstanding and unvested King Awards which are not subject to King Award Agreements Accelerated Vesting shall cease to vest and be cancelled immediately. Any vested King Awards shall be treated in accordance with the terms of the award agreement(s). In respect of options within the definition of King Awards, notwithstanding any provision of the agreements evidencing the options, in the event that during the period after the Termination Date in which the Executive is entitled to exercise such options according to  such agreements (the “Exercise Period”) the Executive is prohibited from or restricted in making dealings in relation to shares of the common stock of Activision Blizzard pursuant to any rules, regulations, or codes of practice applicable to the dealing in securities and inside information as applicable to Activision Blizzard or any Group Company from time to time, the period of such prohibition or restriction being a “Restricted Period”, the Exercise Period shall be tolled for the duration of the Restricted Period.

14.2    Notwithstanding any other provision of this Agreement or the Staff Handbook or Code of Conduct, Activision Blizzard may terminate the Executive’s employment for “Cause” immediately and without further payment or any payment (other than Basic Severance), if (as determined by Activision Blizzard) the Executive:

14.2.1        shall have committed any serious breach or repeated or continued any other breach of the Executive’s obligations under this Agreement;

14.2.2        is guilty of serious misconduct or is convicted of any criminal offence involving dishonesty or where a custodial penalty is imposed;

14.2.3        is guilty of any fraud or dishonesty or acts in any manner which in the reasonable opinion of Activision Blizzard brings or is likely to bring the Executive or the Company or any Group Company into serious disrepute or is materially adverse to the interests of the Company or any Group Company;

14.2.4        is, in the reasonable opinion of Activision Blizzard, seriously negligent or incompetent in the performance of his duties;

14.2.5        becomes or is declared insolvent or commits any act of bankruptcy or convenes a meeting of or makes or proposes to make any arrangement or composition with creditors;

14.2.6        in Activision Blizzard’s reasonable belief has failed to perform the Executive’s duties to a satisfactory standard, after having received a written warning from Activision Blizzard and been provided with sufficient time to improve such performance;

14.2.7        has been disqualified from being a director by reason of any order made under the English Company Directors Disqualification Act 1986 or any other enactment;

14.2.8        is guilty of a serious breach of any rules issued by the Group from time to time regarding its electronic communications systems; or

14.2.9        ceases to be entitled to work in the relevant jurisdiction in which he is expected to conduct his duties; or

14.2.10      is guilty of a serious breach of the rules, regulations or codes of practice (as amended from time to time) applicable to the dealing in securities and inside information as applicable to Activision Blizzard or any Group Company from time to time.

For the avoidance of doubt, any of the circumstances referred to at Clauses 14.2.1 to 14.2.10 is “Cause” for the purposes of this Agreement.  In the case of any Cause that is curable, Activision Blizzard shall give the Executive at least thirty (30) days written notice of its intent to terminate the Executive’s employment for Cause; provided, that in no event shall any Cause pursuant to Clause 14.2.2 of the definition of Cause be deemed curable. The notice shall specify (x) the proposed effective date of the Executive’s termination and (y) the particular acts or circumstances that constitute Cause for such termination.  The Executive shall be given the opportunity within fifteen (15) days after receiving the notice to explain why Cause does not exist or to cure any basis for Cause (other than any Cause pursuant to Clause 14.2.2 of the definition thereof).  Within fifteen (15) days after any such explanation or cure, Activision Blizzard shall make its final determination regarding whether Cause exists and deliver such determination to the Executive in writing.  If the final decision is that Cause exists and no cure has occurred, the Executive’s employment with Activision Blizzard shall be terminated for Cause with effect from the date specified in the original notice.  If the final decision is that Cause does not exist or a cure has occurred, the Executive’s employment with Activision Blizzard shall continue and the notice of intent to terminate shall be withdrawn. In the event of termination of the employment pursuant to this Clause 14.2, the King Award Agreements Accelerated Vesting shall not apply. Further, the Equity Impact outlined in Clause 14.1.5 shall apply.

Any delay by Activision Blizzard in exercising any right of termination shall not constitute a waiver of it.  Further, if the Executive’s employment terminates for any reason other than a termination by Activision Blizzard for Cause, at a time when Activision Blizzard had Cause to terminate the Executive (but was not or could not reasonably be aware of the facts establishing Cause at that time) under Clauses 14.2.1, 14.2.2, 14.2.3 or 14.2.8 of the definition of Cause, provided Activision Blizzard observes the notice and cure provisions (where applicable) set out in the preceding paragraph, the Executive’s termination shall be treated as termination by Activision Blizzard for Cause.

14.3     If Activision Blizzard determines that the Executive is incapable by reason of mental disorder of executing his duties, then Activision Blizzard may terminate his employment by giving him not less than 6 months’ written notice to that effect such period of notice to be paid in full and the payment provisions provided for in Clause 14.6 shall apply.

14.4     Activision Blizzard reserves the right in its absolute discretion to terminate this Agreement and the Executive’s employment with immediate effect (otherwise than pursuant to Clause 14.2) at any time (and such termination shall not be deemed a breach by Activision Blizzard of any term of this Agreement or any other duty or obligation, expressed or implied, which Activision Blizzard may owe to the Executive pursuant to any principle or provision of law).  If Activision Blizzard exercises this right by notifying the Executive in writing, then it shall make payments to the Executive, which shall consist of:

14.4.1  Basic Severance (to be paid at the time(s) specified in Clause 14.1.1);

14.4.2  Bonus Severance (to be paid at the time(s) specified in Clause 14.1.2);

14.4.3  Salary Continuation (to be paid at the time(s) specified in Clause 14.1.3 and subject to the remainder of this Agreement, including Clause 14.13); and

14.4.4  the King Award Agreements Accelerated Vesting shall apply.

further provided that payments and vestings pursuant to Clauses 14.4.2 through 14.4.4  are conditioned upon the Executive’s or the Executive’s legal representative’s execution of Activision Blizzard’s standard (and then current) waiver and release form which shall be prepared by Activision Blizzard and provided to the Executive within ten (10) days of Activision Blizzard’s notice pursuant to this Clause 14.4. No other payments by Activision Blizzard to the Executive shall be due and owing.

14.5     At any time, the Executive may terminate his employment if the Executive has Good Reason to do so and the Executive must (i) provide Activision Blizzard with written notice of the Executive’s intent to terminate the Executive’s employment under this Clause 14.5 and a description of the event the Executive believes gives the Executive the right to do so within thirty (30) days after the initial existence of the event or, if later, the Executive becoming aware of the event and (ii) Activision Blizzard shall have thirty (30) days after the Executive provides the notice described above to cure any such default (the “Cure Period”).  If no such cure occurs, the Executive shall have ten (10) working days following the end of the Cure Period to terminate his employment without notice, after which the Executive’s ability to terminate the Executive’s employment under this Clause 14.5 shall no longer exist.  The only payments due to the Executive upon termination of employment pursuant to this Clause 14.5 shall be as follows:

14.5.1  Basic Severance (to be paid at the time(s) specified in Clause 14.1.1);

14.5.2  Bonus Severance (to be paid at the time(s) specified in Clause 14.1.2);

14.5.3  Salary Continuation (to be paid at the time(s) specified in Clause 14.1.3 and subject to the remainder of this Agreement, including Clause 14.13); and

14.5.4  The King Award Agreements Accelerated Vesting shall apply.

further provided that payments and vestings pursuant to Clauses 14.5.2 through 14.5.4 are conditioned upon the Executive’s or the Executive’s legal representative’s execution of Activision Blizzard’s standard (and then current) waiver and release form which shall be prepared by Activision Blizzard and provided to the Executive within ten (10) days of the Executive’s notice (following the Cure Period) pursuant to this Clause 14.5. No other payments by Activision Blizzard to the Executive shall be due and owing.  Further, for purposes of clarity, the remedies set forth in this provision shall be the sole remedies available to Executive in the event that Good Reason is triggered due to the acts set forth in Clause (iv) of the definition of Good Reason.

14.6     In the event of the Executive’s death or termination pursuant to Clause 14.3 above, or in the case of a Change of Control Termination, Activision Blizzard shall pay the Executive or the Executive’s legal representative:

14.6.1  Basic Severance (to be paid at the time(s) specified in Clause 14.1.1);

14.6.2  Bonus Severance (to be paid at the time(s) specified in Clause 14.1.2);

14.6.3  Salary Continuation (or in the case of death or long-term disability, in lieu of Salary Continuation, any payments to which the Executive may become entitled upon death or long-term disability under any Activision Blizzard -sponsored plan, provided these sums are no less than the sums received pursuant to such plans.  If the Executive is not eligible for such payments for whatever reason, Salary Continuation will be provided for the relevant period (set out in clause 14.1.3) to be paid at the time(s) specified in Clause 14.1.3 and subject to the remainder of this Agreement, including Clause 14.13; and

14.6.4  the King Award Agreements Accelerated Vesting shall apply.

further provided that payments and vestings pursuant to Clauses 14.6.2 through 14.6.4 are conditioned upon the Executive’s (or his personal representatives if applicable) or the Executive’s legal representative’s execution of Activision Blizzard’s standard (and then current) waiver and release form which shall be prepared by Activision Blizzard and provided to the Executive’s legal representative as soon as reasonably practical under the applicable circumstances (which in the case of a Change of Control Termination will be not more than ten (10) days). No other payments by Activision Blizzard to the Executive shall be due and owing.

14.7     In the event the Executive’s employment terminates following notice given by either party in accordance with clause 2.1 and none of clauses 14.2 - 14.6 apply, at the end of the Notice Period Activision Blizzard shall pay the Executive or the Executive’s legal representative:

14.7.1  Basic Severance (to be paid at the time(s) specified in Clause 14.1.1);

14.7.2  Bonus Severance (to be paid at the time(s) specified in Clause 14.1.2); and

14.7.3  the Equity Impact outlined in Clause 14.1.5 shall apply..

further provided that payments pursuant to Clause 14.7.2 are conditioned upon the Executive’s (or his personal representatives if applicable) or the Executive’s legal representative’s execution of Activision Blizzard’s standard (and then current) waiver and release form which shall be prepared by Activision Blizzard and provided to the Executive’s legal representative as soon as reasonably practical under the applicable circumstances (which in the case of a Change of Control Termination will be not more than ten (10) days). No other payments by Activision Blizzard to the Executive shall be due and owing.

14.8     Upon the termination of employment of the Executive for any reason other than those set out in Clauses 14.2-14.7, no further payment(s) or any payment(s) (other than Basic Severance or payments in respect of the Notice Period if applicable) shall be due to the Executive, the Equity Impact outlined in Clause 14.1.5 shall apply, and Activision Blizzard shall have no further payment obligation or liability to the Executive.

14.9     Activision Blizzard reserves the right to suspend the Executive on full pay and other benefits as it may think fit, for a maximum of three months, during any investigation into alleged acts or defaults of the Executive. If such suspension leads to termination the noncompetition obligations in Clause 16 shall be reduced by the period of time for which the Executive was suspended pursuant to this clause.

14.10   The Executive shall not, without the prior approval of his manager as to the timing and manner of any communication about his departure, inform any of his colleagues about the proposed termination of his employment hereunder.

14.11   Clauses 1, 5, 13, 14, 16 and 20 through 30 and Schedule 1 shall survive and remain in full force and effect after termination.

14.12   On termination of the Agreement for any reason, the following shall apply:

14.12.1 the Executive shall not have (save as provided for in this Agreement) any claim for breach of contract by Activision Blizzard in respect of the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the any Group Company in which he may participate which would otherwise have accrued during any period of notice;

14.12.2 The Executive’s liability to Activision Blizzard and any Group Company under or in connection with the Agreement shall be limited to an aggregate sum equivalent to $20 million (USD) for all and any liability arising out of any actual or alleged breach of contract or tort; provided, however, the forgoing limitation of liability shall not apply to:

14.12.2.1   personal injury caused by the Executive;

14.12.2.2   fraud by the Executive,

14.12.2.3   theft by the Executive,

14.12.2.4   breach of the Executive’s obligations in respect of confidentiality as set out in Schedule 1 to this Agreement, other than inadvertent breaches;

14.12.2.5  breach of the Executive’s obligations in respect to misappropriation or infringement of Intellectual Property as defined in Schedule to this Agreement;

14.12.2.6   the Executive’s indemnity obligations set forth in Clause 23.2; and

14.12.2.7   breaches of fiduciary duty or statutory duty set out in sections 170-177 of the Companies Act 2006 (or the local equivalent in any country where the Executive becomes a director and owes a statutory duty to any Group Company) by the Executive; provided, however, Activision Blizzard acknowledges and agrees that the Executive’s resignation or other termination of employment (even if a breach of contract) does not, by itself, constitute a breach of fiduciary or statutory duty, and such limitation of liability shall be without prejudice to, and shall not override nor detract from, the indemnity cover in clause 23.1 or any directors’ and officers’ insurance cover in place.

14.12.3 The Executive acknowledges the right of Activision Blizzard to monitor and control the performance of its employees and acknowledges the fiduciary and statutory obligations attaching to his position and owed to all entities within the Group Companies, including Activision Blizzard.

14.13   Notwithstanding anything to the contrary contained herein, if, at any time during the Salary Continuation Period, the Executive obtains subsequent employment and/or provides services of any kind for compensation, whether as an employee, consultant or advisor, to any person, company, venture or other person or business entity, the Executive must promptly notify Activision Blizzard of the net amount received as Base Compensation from such activity and a sum equivalent to such net amount shall be refunded by the Executive to Activision Blizzard (to the extent already paid) and shall be offset (to the extent payable in the future) against any amounts due under clauses 14.3 to 14.6.  “Base Compensation” shall mean the net amount of the Executive’s base salary or, if applicable, wages the Executive earns (or is paid or granted), excluding directors’ fees, dividends and investment income, during or with respect to any subsequent employment or services arrangement.  Activision Blizzard may request, and the Executive agrees to provide, reasonable documents and descriptions of his Base Compensation and total compensation.  If Activision Blizzard reasonably and in good faith determines that the Executive’s Base Compensation has been set at an artificially low level in relationship to his total compensation based on similarly situated employees or market benchmarks, then Activision Blizzard reserves the right to obtain a greater refund from the Executive and/or decrease the amount of Salary Continuation consistent with such determination.

15   Garden Leave

15.1    At any time during the Executive’s employment, including after notice to terminate the employment has been given by Activision Blizzard or the Executive, for a period of no more than six months, Activision Blizzard may, require the Executive:

15.1.1  to perform no or only specified duties (including research projects) consistent with his status;

15.1.2 not to have any contact or deal (save on a purely social basis or for the purposes of seeking alternative employment) with any officer, employee, client, supplier or other business contact of the Group;

15.1.3 to disclose to his manager and Activision Blizzard any attempted contact (other than purely social contact) with him made by any officer, client, employee or supplier with whom the Executive has been required to have no contact;

15.1.4  to take any accrued holiday entitlement;

15.1.5 not to enter any premises of the Group nor to visit the premises of any of the Group’s suppliers or customers save any premises which are open to the public generally (e.g. retail premises) or for the purposes of seeking alternative employment;

15.1.6  to resign as a director or from any other office held by him in the Group;

15.1.7 to provide such reasonable assistance as the Group may require to effect an orderly handover of his responsibilities, and to make himself reasonably available to deal with requests for information, provide assistance, be reasonably available for meetings and to advise on matters relating to work, should the Group request this.

15.2    During any period in which Activision Blizzard exercises any rights under Clause 15.1, also referred to as “garden leave”, the Executive shall continue to receive his full salary, benefits and shall remain entitled to his Profit Share Bonus and the King Awards. During Garden Leave, the Executive shall remain an employee and bound by all terms of this Agreement and his duty of good faith. For the avoidance of doubt, on termination of employment whilst on Garden Leave and at the expiry of the six month garden leave period Activision Blizzard shall make such payments as are required pursuant to Clauses 14.3-14.6 respectively above.

15.3     During any period of garden leave the Executive must not work for any other person or on his own account (save where consent has previously been given by Activision Blizzard) and must remain readily contactable and available to work for the Group.  The Executive may however explore new business opportunities, make Investments and look for other paid work.

16   Obligations after Employment

16.1     In order to protect the Group’s business interests, Intellectual Property (as defined in Schedule 1) business connections and Confidential Information (all of which the Executive shall have had access to as a result of his employment), the Executive shall not do the following for the duration of the Restricted Period:

16.1.1  be employed by or involved with a Competitor within the Restricted Territory;

16.1.2  on behalf of a Competitor (i) solicit or attempt to solicit the customers of, (ii) deal with or attempt to deal with, or (iii) facilitate any actual or attempted solicitation of any Industry Partner such that that  Industry Partner would be at risk of terminating its relationship with the Group provided that nothing in this Clause 16.1.2 shall be deemed to prohibit the seeking or doing of business which is not in competition with the Business;

16.1.3  (i) induce, or attempt to induce, any Industry Partner to (a) terminate their relationship with the Group, or (b) reduce the amount of business which they do with the Group, or (ii) otherwise interfere or attempt to interfere with the relationship of any Industry Partner with the Group;

16.1.4  (i) solicit or entice away, or (ii) endeavour to solicit or entice away, or (iii) assist any other person, whether by supplying names or expressing views on suitability or otherwise, to solicit or entice away, from the Group, any Employee, whether or not such a person would be in breach of contract by reason of his leaving service, provided only that this clause shall not apply to Employees who are made redundant or otherwise terminated by the Group;

16.1.5  (i) employ or engage, (ii) offer to employ or engage, or (iii) otherwise deal with or attempt to deal with any Employee (except in a purely personal capacity), whether or not such a person would be in breach of contract as a consequence, provided only that this clause shall not apply to Employees who are made redundant or otherwise terminated by the Group.

16.2    The restrictions in Clause 16.1 apply to the Executive (i) whether the Executive acts alone, jointly with another or on behalf of another, (ii) acting in any capacity, and/or (iii) even if the Executive does not receive direct benefit; however, none of the restrictions in this clause 16 prevent the Executive from making and holding or being otherwise interested in (1) up to five percent of the shares or stock of any class of any public company quoted or dealt in on a Recognised Investment Exchange, units, interests or shares in any unit trust, open ended investment companies, funds or other collective or shared investment scheme or, and/or (2) up to one hundred percent of the shares or stock or other equity in any company or other entity not quoted or dealt in on a Recognised Investment Exchange and provided that it is not a Competing Unquoted Interest.

16.3    The Executive acknowledges and accepts that the restrictions contained in this Clause 16 are reasonable and necessary for the protection of the legitimate commercial interests of the Group and may be enforced by the Group.

16.4    If any of the restrictions in this Clause 16 is unenforceable for any reason, but would be enforceable if part of the restriction were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and enforceable. Also, each restriction is intended to be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable, the remaining restriction(s) would not be affected.

16.5     If the Executive receives an offer to be employed by, or otherwise involved with, a Competitor at any stage during their employment with Activision Blizzard (or any Group Company) or during the Restricted Period, the Executive shall give the person or the organisation making that offer a copy of this Clause 16 and if such offer being accepted shall inform their manager and HR of the identity of that the person/organisation making that offer and the main terms of that offer as soon as possible, provided that doing so shall not breach the Executive’s obligations to any third party.

16.6     For the purposes of this Clause 16, the following definitions apply:

Business: the business of developing, marketing, promoting, distributing, publishing and/or selling electronic games, interactive entertainment products and interactive entertainment software (or, in each case, services) for computers, mobile devices, on-line use or play, consoles and/or handheld devices carried on by Activision Blizzard and/or any Group Company and with which the Executive was materially involved, or about which the Executive had substantial Confidential Information, in the last 12 months of his employment and/or any other business, or parts of the business, carried on by the Group with which the Executive was materially involved in or about which the Executive had substantial Confidential Information, in the last 12 months of their employment.

Competitor: any person, organisation or business which is, or intends to be, in competition with the Business.

Industry Partner: any person, organisation or business who was in the habit of dealing with the Group and with whom the Executive had material dealings, or about whom the Executive had Confidential Information, during the last 12 months of his employment.

Employee: anyone employed or engaged by the Group with whom the Executive had material dealings during the last 12 months of his employment who was (i) at Director level or higher, and/or (ii) working in sales or business development capacity at the level of Senior Manager (or equivalent) or higher.

Restricted Period: the period of 12 months from the Termination Date, less any period of time immediately prior to the Termination Date which the Executive spent on garden leave or was otherwise suspended.

Restricted Territory: England, Scotland, Wales, Northern Ireland, together with any other country in which the Group carried on, or intended to carry on, any Business during the last 12 months of the Executive’s employment.

In addition, “be involved with” shall include being engaged as a director, principal, member of a limited liability partnership, partner or consultant or being a shareholder.

17   Directorship

17.1     During his employment, the Executive shall be also be required to act as a statutory director of any Group Company.

17.2     The Executive shall, if so required: (i) comply with the articles of association of any Group Company from time to time, (ii) abide by all statutory, fiduciary or common-law duties, and (iii) not knowingly do anything which might cause him to be disqualified from acting as a director of such Group Companies.

17.3     The Executive’s basic Reference Salary is deemed inclusive of all and any fees due to them as a director or officer of the Company and/or any Group Company.

17.4     Except with the prior written approval of the applicable board of directors, or as provided for in the articles of association of any company in the Group of which the Executive is a director/officer, or if he considers his position to be untenable, the Executive shall not resign from that position. If during their employment, the Executive ceases to be a director/officer of any Group Company (otherwise than by death, resignation or disqualification pursuant to the relevant company’s articles of association — as amended from time to time), this Agreement (but excluding this Clause 17) shall continue in full force and effect with the Executive as an employee only. The Executive shall have no claims in respect of the cessation of any such office/directorship.

17.5     Upon termination of his employment, howsoever arising and for whatever reason, the Executive shall, upon request of Activision Blizzard, resign from office as a director of any Group Company.

17.6     The Executive shall be entitled to take independent legal advice in respect of his negotiations of this Agreement and Activision Blizzard shall pay a contribution of up to £20,000 plus VAT towards such advice.

18   Disciplinary and Grievance Procedures

If the Executive has any grievance in relation to his employment or is dissatisfied with any disciplinary decision taken against him he should seek redress in accordance with Activision Blizzard’s grievance and/or disciplinary procedures (together, the “Grievance Procedures”), copies of which are set out in the Staff Handbook.  Notwithstanding the foregoing, the Executive agrees that in addition to involvement by the manager pursuant to the Grievance Procedures, Activision Blizzard reserves the discretion to involve and obtain the input of any additional member of Activision Blizzard’s senior management team, as it deems appropriate, and the Executive agrees that in addition to any obligation to contact or notify HR under the Grievance Procedures that he shall simultaneously provide such notice to his manager as well. The Staff Handbook, including these procedures, is not contractual.

19   Standards of Conduct and Performance

Rules and procedures governing standards of conduct and performance are necessary in order to promote fairness and consistency in the treatment of all employees.  The Executive’s attention is drawn to Activision Blizzard’s and the applicable Group’s disciplinary rules, performance standards and other rules and standards with which the Executive is expected to comply as set out in the Staff Handbook.

20   Data Protection and Communications

20.1     The Executive consents to the Group holding and processing both electronically and manually, personal data, including sensitive personal data (as defined in the Data Protection Act 1998) and information contained in e-mail and e-mail attachments) it collects, stores and/or processes, which relates to the Executive for the purposes of the administration and management of its business and as may be required by law.  It may also be necessary for a Group Company to forward such personal information to other offices it may have or to another Group Company outside the EEA where such company has offices or storage for the processing and/or for administrative purposes and the Executive consent to such Group Company doing so as may be necessary from time to time.

20.2    To ensure regulatory compliance and for the protection of its workers, clients/customers and business, the Group reserves the right to monitor, intercept, review and access the Executive’s telephone log, internet usage, voicemail, e-mail and other communication facilities provided by the Group which the Executive may use during the Executive’s employment with us.  The Group shall use this right of access reasonably but it is important that the Executive are aware that all communications and activities on the Group’s equipment or premises cannot be presumed to be private and remain the property of the Group. Please check the intranet for specific policies relating to the use of Group provided communications devices and technology.

20.3    For the purposes of general employment administration and the day to day conduct of its business, the Group may make such data or information available to third parties who provide products or services to it or any other Group Company, such as external advisers, external benefits providers, external information technology providers (including “cloud” based services), regulatory authorities, potential or future companies, governmental or quasi-governmental organisations.

20.4    The Executive also irrevocably grants the Group the right, but not the obligation, to use the Executive’s name or nickname, official biography and any official photograph or other image of them, any recording (video and/or voice) of them, the Executive’s mannerisms and/or the Executive’s likeness in any products made by the Group, for any publicity, marketing or advertising purposes (in any medium now known or hereafter existing) or internally as part of the Executive’s Activision Blizzard online profile, without the right to compensation or credit.

21   Notices

21.1     Any notice given under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be hand delivered, or sent by prepaid first class post or facsimile or email, with a confirmatory copy sent by prepaid first class post to the Executive at his last known residential address or, in the case of Activision Blizzard, the Company Secretary at Activision Blizzard’s registered office.

21.2     A notice shall be deemed to have been served:

21.2.1  at the time of delivery if delivered personally to a party or to the specified address;

21.2.2  on the second working day after posting by first class prepaid post;

21.2.3  two hours after transmission if served by facsimile on a business day prior to 3.00 pm or in any other case at 10.00 am on the business day after the date of despatch; or

21.2.4  simultaneously with transmission if served by email and so long as confirmed pursuant to Clause 21.1 within 5 days.

22   Former Contracts of Employment

22.1     This Agreement is conditional on:

(A) the completion of the Transaction Agreement; and

(B) the Executive being employed by King (or the King group) and not under notice (whether given by the Executive, King or the King group) on the Effective Date.

Unless both of the above conditions are satisfied, this Agreement shall lapse and be of no effect.

22.2     With effect from the Effective Date, this Agreement shall be in substitution for any previous contracts, whether written, oral or implied, relating to the employment of the Executive (including all bonus and option arrangements), which shall be deemed to have terminated by mutual consent as at the Effective Date and the Executive agrees with, and acknowledges to Activision Blizzard and each other Group Company that he has and shall have (i) no outstanding claims of any kind against King, Activision Blizzard or any Group Company in respect of any such contract, except with respect to the Transaction Agreement with respect to the Executive’s role as a director of King and (ii) no entitlement to any payment (or otherwise) under any such contract arising out of or in connection with its substitution by this Agreement and/or termination as referred to in this clause.

23   Indemnifications

23.1     Activision Blizzard agrees that it shall indemnify and hold the Executive harmless to the fullest extent permitted by English law (or other applicable law in the case where the Executive is serving as a director or officer of a non-UK entity within the Group) from and against any and all third party liabilities, costs and claims, and all expenses actually and reasonably incurred by the Executive in connection with any acts or omissions taken within the scope of the Executive’s employment (so long as such acts or omissions were consistent with the Executive’s obligations to the Group), including all costs and expenses actually and reasonably incurred by the Executive in defence of litigation and the cost of responding to internal and external enquiries, criminal investigations, and appearances before parliamentary committees and enquires, arising out of the Executive’s employment or anticipated employment hereunder. Nothing outside the scope of this provision shall be covered by this indemnification, and, for clarity (and not by way of limitation), the indemnification provided herein shall not be applicable to any wilful breaches of the Executive’s duties pursuant to the Agreement, including, Clauses 3, 12, 13, 16 and 22. The indemnification envisaged under this Agreement is in addition to Activision Blizzard’s directors and officers liability insurance, and supersedes any prior agreement(s) concerning indemnification between the Executive and King (or any affiliated entity).

23.2     In circumstances where the Executive is or becomes subject to US tax in the US (otherwise than at Activision Blizzard’s request), the Executive agrees to be exclusively responsible for the payment of any and all US income tax, excise tax, and/or employee social insurance or similar contributions (“Accelerated Linked Options Liability”) due by the Executive or Activision Blizzard or any Group Company in respect of the CEO and COO Accelerated Linked Options, and in respect of the Consideration paid in respect of the Linked Option Exercise of any such Accelerated Linked Options, and in respect of the release of any such Consideration from escrow.  Further, the Executive agrees to indemnify on demand and keep indemnified Activision Blizzard and each and every Group Company (on an after tax basis) against any and all liability for the payment of such Accelerated Linked Options Liability and against any and all liability for related tax penalties and interest (save to the extent caused directly by any delay act or omission on the part of Activision Blizzard or any Group Company in dealing with a relevant demand, assessment or determination from any relevant tax authority).  Activision Blizzard shall promptly notify the Executive in writing of any and all demands, assessments and determinations it receives from the relevant tax authority relevant to this clause.  If the Executive expresses a desire to challenge any such demand, assessment or determination, Activision Blizzard will allow the Executive a reasonable opportunity to do so, and give the Executive reasonable assistance in making any such challenge.

24   Assignment

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Executive without the prior written consent of Activision Blizzard.  Activision Blizzard may assign this Agreement or all or any part of its rights and obligations under this Agreement at any time and following such assignment all references to Activision Blizzard shall be deemed to refer to such assignee and Activision Blizzard shall thereafter have no obligation under this Agreement.  Furthermore, Activision Blizzard may second the Executive to serve as an employee of another Group Company, subject to Clauses 3 & 4.

25   Entire Agreement

This Agreement (including the Schedules), together with the equity award agreements (and by incorporation any documents referenced therein), relevant provisions of the Staff Handbook and the Code of Conduct, constitute the entire agreement between the Executive and Activision Blizzard.  In the event of any conflict between this Agreement and the Staff Handbook and the Code of Conduct, the provisions of this Agreement shall prevail.

26   General

26.1   The Executive acknowledges that the provisions of this Agreement constitute separate undertakings given for the benefit of each Group Company and may be enforced by any of them.

26.2    This Agreement constitutes the written statement of the terms of employment of the Executive provided in compliance with Part I of the Act.

26.3    Save as otherwise set out in this Agreement there are no terms or conditions relating to requirements to work abroad and no collective agreement has any effect upon the Executive’s employment under this Agreement.

26.4     The Contracts (Right of Third Parties) Act 1999 shall only apply to this Agreement in relation to any Group Company and no person other than the Executive and Activision Blizzard and any Group Company shall have any right under it.

27   Choice of Law and Submission to Jurisdiction

27.1    This Agreement shall be governed by and interpreted in accordance with English law without regard to the choice of law provisions thereof.

27.2    The parties submit to the exclusive jurisdiction of the English courts; provided, however, Activision Blizzard reserves the right to apply for interim injunctive relief in respect of alleged breaches of Clause 16 in any jurisdiction in which there are reasonable grounds to assert that the Executive is engaging in acts or omissions in violation of Clause 16.  English law would apply to such an application.

28   Waiver

No waiver by the Executive or Activision Blizzard at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions

29   Headings

The headings in this Agreement are included for the purpose of identification only and not for the purpose of construing the meaning of the provisions of this Agreement.

30   Forfeiture

If the Executive breaches any material obligation in Clause 12 (Restrictions during his employment), 15 (Garden Leave), 16 (Obligations after Employment) or Schedule 1, Activision Blizzard’s obligation to make any further payments, to the extent permitted by law, shall cease. Before any such forfeiture takes effect, Activision Blizzard shall notify the Executive of the alleged breach in writing and give him a reasonable opportunity to respond to such allegation or to cure such breach.

IN WITNESS whereof this Agreement has been executed as a deed by the Executive the day and year first written above.

Signed by Chris Walther for and	)
on behalf of Activision Blizzard	)	/s/ Chris B. Walther…………………………………
CLO

Executed and delivered as a Deed by )
the Executive in the presence of )		/s/ RZ…………………………………………………
Riccardo Zacconi

/s/ Hope F Cochran……………………………

Witness Signature

Witness name: Hope F Cochran

Witness address: [_____________]

SCHEDULE 1

Intellectual Property and Confidentiality

1.            The following definitions shall apply to this Schedule, the Agreement and any other Schedules:

Words and expressions	Meaning

Board	the board of directors for the time being of Activision Blizzard or any committee of directors appointed by the board for the time being;

Confidential Information

(i) all information in whatever form (including, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, Intellectual Property, affairs and finances of the Company or of any Group Company and all technical data and Know-how of the Company or of any Group Company for the time being confidential to it or to them or treated by it or them as such; and including any trade secrets (as such term may be construed under the laws of any relevant jurisdiction from time-to-time) including technical data and Know-how relating to the business of the Company or of any Group Company or any of its or their suppliers, clients, customers, agents, distributors, shareholders or management, or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company or any Group Company including information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service, secret formulae, processes, inventions, designs, Know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company, lists or details of clients, potential clients or suppliers or the arrangements made with any client or supplier;

(ii) all confidential information of any third party (including any supplier, customer, client or collaborator of the Company or any Group Company) in the possession of the Company or any Group Company; and

(iii) all Intellectual Property (including for the avoidance of doubt all copyright material and all software codes and applications) and all data, reports, information, summaries or presentations, created, developed, received or obtained by the Executive, wholly or partially, in the course of the Executive’s employment whether before or after the date hereof; and

(iv) all Intellectual Property (including for the avoidance of doubt all copyright material and all software codes and applications) and all data, reports, information, summaries or presentations, created, developed, received or obtained by the Executive, wholly or partially, (whether or not during working hours and whether at the offices of the Company or elsewhere) by use of any such information referred to in (i), (ii) and/or (iii) above; and

(v) all and any copies of any of such information or Intellectual Property, whether made by the Executive, wholly or partially, or any third party, referred to in (i), (ii), (iii) and/or (iv) above;

whether or not such information or Intellectual Property (if in anything other than oral form) is marked confidential, and including extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from such Confidential Information,

PROVIDED THAT Confidential Information shall exclude only any such part of such information as shall enter into the public domain otherwise than by reason of any breach by the Executive of their obligations hereunder, any breach by any other employee of Activision Blizzard or any Group Company of any obligation of confidentiality, or by reason of any breach by Activision Blizzard or any Group Company of any obligation of confidentiality;

Intellectual Property

all patents, claims in patents, trade-marks and trade names, domain names, service marks, copyright and related rights, database rights, topography rights, rights to inventions, confidential information (including Know-how), rights existing in any software code, rights in get-up, goodwill shall and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, rights to use and preserve the confidentiality of information (including Know-how and trade secrets (as such term may be construed under the laws of any relevant jurisdiction from time-to-time)) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply)

for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or shall subsist now or in the future in any part of the world;;

Invention	any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

Know-how

all information not in the public domain of any nature including ideas, discoveries, inventions, data, formulae, techniques, procedures for experiments and tests, designs, sketches, records, information comprising or related to concepts, methods, models, designs for experiments and tests and results of experimentation and testing, processes, specifications, reports, and information contained in submissions to authorities or otherwise, and confidential analyses and interpretations of information which is in the public domain;

Moral Rights

all present and future moral rights which arise under Part I Chapter IV of the Copyright Designs and Patents Act 1988 and all similar rights under existing judicial or statutory law of any country or jurisdiction in the world, or under any treaty regardless of whether or not such right is called or generally referred to as a “moral right”.

2.                Confidential Information and Group Company documents

2.1    Without prejudice to the Executive’s common law duties, the Executive undertakes that in relation to all Confidential Information which may be within or come into their possession in connection with their employment or in the course of their employment by Activision Blizzard or which the Executive may create, wholly or partially, during the term of their employment by Activision Blizzard the Executive shall:

2.1.1                both during the term of their employment and thereafter without limit of time, keep the same secret and confidential; and

2.1.2                not at any time for any reason whatsoever divulge, communicate or disclose or permit the same to be divulged, communicated or disclosed to any third party save as may be required in connection with the performance of their obligations in the course of their employment, unless any company in the Group has (i) given the Executive its written consent to do so, and (ii) obtained from the recipient third party appropriate obligations of confidentiality in respect of such of the Confidential Information disclosed and shall use their best endeavours to prevent any such disclosure of any Confidential Information to any third party;

2.1.3                use the same only as may be required in the proper performance of their obligations in the course of their employment;

2.1.4                unless expressly authorised by Activision Blizzard, not remove any Confidential Information from the Company premises and shall not store any Confidential Information on any computer network outside the sole control of the Company or accessible by any third party without Activision Blizzard’s authorization, and not make or use any copies of any Confidential Information;

2.1.5                immediately upon termination of their employment (howsoever caused or arising) deliver up to Activision Blizzard all Confidential Information within their possession and in the event that the Executive may have been authorised under Clause 2.1.4 to store to store (or may have stored without such authorisation) any Confidential Information on any external computer or on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in their possession or under their control outside the Company’s premises, shall certify in writing that no copies thereof, capable of electronic retrieval in any manner remain on such computer;

2.1.6                at any time during the course of their employment and thereafter without limit in time, promptly upon receipt of a written request from Activision Blizzard , deliver up to Activision Blizzard such part of any Confidential Information in their possession as may be specified in any such request;

2.1.7                not use any Confidential Information for their own purposes or for any purposes other than those of the Company or any Group Company; and

2.1.8                through any failure to exercise due care and diligence, shall not permit or cause any unauthorised disclosure of any Confidential Information.

2.2    The Executive acknowledges that all books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive, wholly or partially, or otherwise) relating to the business of the Company or any Group Company (and any copies of the same) shall be Confidential Information for all purposes under the Agreement and

2.2.1                all such material containing Confidential Information shall be and remain the property of the Company or the relevant Group Company; and

2.2.2                all Confidential Information shall be handed over by the Executive to Activision Blizzard or to the relevant Group Company on demand and in any event on the termination of their employment and the Executive shall certify that all such property has been handed over on request by the Board and agree that they shall take all reasonable steps to prevent the disclosure of the same and the Executive shall provide a signed statement that they have complied fully with their obligations under this Clause 2.

2.3    The Executive shall be responsible for protecting the confidentiality of the Confidential Information and shall:

2.3.1              use their reasonable endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of their duties, as required by law or as authorised by Activision Blizzard); and

2.3.2                inform Activision Blizzard immediately on becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

2.4    The foregoing obligations in this clause 2 shall not prevent the Executive from disclosing information where required to do so by a competent court, regulatory authority or under the rules of a relevant stock exchange, provided that where legally permitted the Executive shall provide Activision Blizzard with written notice of such request so that Activision Blizzard may take such action as it deems reasonably necessary to limit or contest such disclosure with the party making such request.

2.5    The Executive may also disclose Confidential Information to his professional advisers who are bound by duties of confidentiality (a) for the purpose of the Executive being able to seek legal advice or (b) in order to enforce his legal rights hereunder.

3.            Inventions and other Intellectual Property

3.1       The Executive acknowledges that all Intellectual Property and Confidential Information, of any nature made, originated or developed, wholly or partially, by the Executive at any time in the course of their employment with Activision Blizzard (whether or not made, originated or developed during working hours or using Company premises or resources, whether or not recorded in material form, and whether before or after the date of the Agreement) and all materials embodying them (“Works”) shall automatically belong to and vest in the sole and exclusive ownership of Activision Blizzard absolutely to the fullest extent permitted by law, and to the extent they do not vest in Activision Blizzard automatically, the Executive shall hold for the benefit of  the Company on trust all such Works  until the same are vested absolutely in the Company.

3.2       For the avoidance of doubt the Executive acknowledges that any Intellectual Property or Confidential Information made, originated or developed, wholly or partially, by the Executive at any time, shall be deemed made, originated or developed in the course of their employment and shall be Works for all purposes in this Clause 3.

3.3       The Executive acknowledges for the purpose of Section 39 of the Patents Act 1977 (as amended) or otherwise that because of the nature of their duties and the particular responsibilities arising from the nature of their duties they have and at all times in the course of their employment with Activision Blizzard shall have a special obligation to further the interests of the undertakings of Activision Blizzard and of any Group Company.

3.4        The Executive undertakes: (i) to notify and disclose to Activision Blizzard in writing full details of all Works promptly upon creation, whether or not in material form, (ii) (without prejudice to the provisions of Clause 3.1) to promptly whenever requested by Activision Blizzard and in any event upon the termination of their employment to give to  Activision Blizzard  all originals and copies of correspondence, documents, papers, data, information, materials and records on all media which record or relate to any Works.  For the avoidance of doubt all such originals and copies shall be Confidential Information for all purposes under the Agreement; and (iii) not to attempt to register any Works nor patent any Works unless requested to do so by Activision Blizzard; and (iv) to keep confidential the Works unless Activision Blizzard has consented in writing to their disclosure by the Executive.

3.5        The Executive acknowledges that save as provided by law no remuneration or compensation in addition to that payable under the terms of the Agreement is or may become due to them in respect of their compliance with this Schedule, the terms of the Agreement or by statute. This clause is without prejudice to the Executive’s rights under the Patents Act 1977.

3.6        The Executive shall, at the reasonable expense of Activision Blizzard, execute all such documents, make such applications, give such assistance and do such acts and things (if any) in the course of and after their employment with Activision Blizzard as may, in the  reasonable opinion of Activision Blizzard, be necessary and desirable to vest all rights in the Works in the Company (or if required by it in any Group Company) and to enable Activision Blizzard to: (i) obtain registered protection in respect of any of the Works in the name of Activision Blizzard (or if required by Activision Blizzard in any Group Company) (in the United Kingdom or elsewhere throughout the world); and (ii) otherwise to protect, maintain and enforce all rights in the Works for the benefit of the Company and/or any such Group Company. Such documents may, at Activision Blizzard’s request, include waivers of all and any statutory Moral Rights relating to any copyright works which form part of the Works.

3.7        To the extent that by law any Intellectual Property of any nature made, originated or developed by the Executive at any time during the term of their employment since the continuous service date specified in clause 2.2 (whether or not made, originated or developed during normal working hours and whether before or after the date of the Agreement) which relates to the business of Activision Blizzard/any Group Company and which might be used or exploited in the business of Activision Blizzard (“Employee Works”) do not vest in or belong to the Company as Works under Clause 3.1 of this Schedule the Executive agrees promptly on any Employee Works coming into existence to notify Activision Blizzard in writing with details of such Employee Works and with such notice to offer to Activision Blizzard a right of first refusal to acquire the same on arm’s length market terms to be negotiated in good faith and agreed by the Executive and Activision Blizzard within 60 days of the date of such notice and in the absence of such agreement within such 60 day period; the Executive may offer the Employee Works for sale to a third party, or, the Executive and Activision Blizzard may agree that such arm’s length market terms shall be referred to an independent expert (“Expert”) agreed by the parties or failing agreement such Expert to be appointed by the President of the British Computer Society (www.bcs.org.uk) (whose decision shall, in the absence of manifest error be final and binding on the parties and whose costs shall be borne by Activision Blizzard unless otherwise determined by such Expert). The parties shall be entitled to make submissions to the Expert and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision. The Executive acknowledges and agree that all information and Know-how relating to any Employee Works shall be deemed Confidential Information until such time as the Executive is entitled to offer them for sale as permitted hereunder, save that the information and Know-how may be disclosed to the Expert as set out above.

3.8        The Executive acknowledges and agrees that any Employee Works that are protectable by copyright are considered to be works made during the course of their employment with Activision Blizzard within the meaning of the Copyright, Design and Patents Act 1988 (“Employment Created Works”). In the event that any rights to the Employment Created Works are deemed not to be works made in the course of their employment, or in the event that the Executive should, by operation of law be deemed to retain any rights to the Employment Created Works, the Executive irrevocably assigns, without any further consideration and regardless of any use by Activision Blizzard or any Group Company of any such Employment Created Work, all of their rights), title and interest, if any, in and to such Employment Created Works to King.com Limited (or its successors or assigns)., as the owner of all rights to the Employment Created Works and any derivative works of such Employment Created Works and to use, reproduce, publish, print, copy, create derivative works of, market, advertise, distribute, transfer, license, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed, such Employment Created Works and derivative works anywhere throughout the world. The Executive hereby waives all Moral Rights in the Employment Created Works and agrees not to assert such rights against any Group Company, any Group Company’s assignees, successors in title or licensees, or any other third party, and not to support, maintain or permit any claim for infringement of Moral Rights in the Employment Created Works, such waiver being effective upon the creation of such Employment Created Works. By signing this Schedule, the Executive expressly acknowledges that products derived from or services using all or any part of the Employment Created Works may be the result of many parties’ contributions. If this waiver of Moral Rights is not effective, the Executive agrees to exercise such Moral Rights in a manner that recognises the contribution of, and shall not have a material adverse effect upon, such third parties.  Nothing in this clause 3.8 will prevent the Executive from identifying any Employment Created Works or any derivative works which are in the public domain as being their work.

4.                Maintenance of records

The Executive agrees to keep and maintain reasonable records of all Inventions made, originated or developed, wholly or partially, by them at any time in the course of their employment with Activision Blizzard (including in the form of notes, sketches, computer code and drawings as may be specified by the Group), which shall be available to and remain the sole property of the relevant Group Company (as determined by Activision Blizzard) at all times.

5.            Breach of the obligations in this Schedule

A breach of any of the provisions of this Schedule by the Executive shall be considered to be a fundamental breach of the Agreement and the Executive  may, at Activision Blizzard’s absolute discretion, be liable to disciplinary action including termination of their employment.

SCHEDULE 2

Executive Stock Ownership Guidelines

SCHEDULE 3

The Executive’s Investments as at the date of this Agreement

SCHEDULE 4

“Part B”

Performance Vesting

This Part B of Schedule 1 shall apply to 1,500,000 of the Option Shares (the “Type B Option Shares”), being those Option Share to which Part A does not apply.

1.                                             As to 50% of the Type B Option Shares (the “OI Option Shares”), subject to the Subscriber remaining employed by (or a director of) the Company or any member of the Group, the OI Option Shares shall vest as follows:

a.                                             One-third of the OI Option Shares (the “First Tranche OI Option Shares”) shall vest on the day prior to the third anniversary of the date on which the acquisition of King by Activision Blizzard is completed (the “Completion Date”), if, and only if, the Compensation Committee of the Activision Blizzard Board of Directors (the “Compensation Committee”) determines that the Non-GAAP Operating Income for 2016 (“2016 OI”) for King is 100% or more of the 2016 OI objective established for King by the Board of Directors of Activision Blizzard (the “2016 OI Objective”).  If the 2016 OI is less than 100% of the 2016 OI Objective, then the First Tranche OI Option Shares will not vest and the Option shall lapse as to those Option Shares.;

b.                                            One-third of the OI Option Shares (the “Second Tranche OI Option Shares”) shall vest on the day prior to the third anniversary of the Completion Date, if, and only if, the Compensation Committee determines that the Non-GAAP Operating Income for 2017 (“2017 OI”) for King is 100% or more of the 2017 OI objective established for King by the Board of Directors of Activision Blizzard (the “2017 OI Objective”).  If the 2017 OI is less than 100% of the 2017 OI Objective, then the Second Tranche OI Option Shares will not vest and the Option shall lapse as to those Option Shares; and

c.                                              One-third of the OI Option Shares (the “Third Tranche OI Option Shares”) shall vest on the day prior to the third anniversary of the Completion Date, if, and only if, the Compensation Committee determines that the Non-GAAP Operating Income for 2018 (“2018 OI”) for King is 100% or more of the 2018 OI objective established for King by the Board of Directors of Activision Blizzard (the “2018 OI Objective”).  If the 2018 OI is less than 100% of the 2018 OI Objective, then the Third Tranche OI Option Shares will not vest and the Option shall lapse as to those Option Shares.  .

2.                                             As to the other 50% of the Type B Option Shares (the “EBITDA Option Shares”), subject to the Subscriber remaining employed by (or a director of) the Company or any member of the Group, the EBITDA Option Shares shall vest  as follows:

a.                                          One-third (1/3) of the EBITDA Option Shares (the “First Tranche EBITDA Option Shares”) shall vest on the day prior to the first anniversary of the Completion Date if, and only if, the Compensation Committee determines that King’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for King’s financial year ending 31 December 2016 exceeds King’s management plan which has been agreed in writing by

Activision Blizzard, and the Option shall lapse on the first anniversary of the Completion Date as to the First Tranche EBITDA Option Shares in the event that such target is not exceeded;

b.                                          One-third (1/3) of the EBITDA Option Shares (the “Second Tranche EBITDA Option Shares”) shall vest on the day prior to the second anniversary of the Completion Date if, and only if, the Compensation Committee determines that King’s EBITDA for King’s financial year ending 31 December 2017 exceeds King’s management plan which has been agreed in writing by Activision Blizzard, and the Option shall lapse as to the Second  Tranche EBITDA Option Shares on the second anniversary of the Completion Date in the event that such target is not exceeded; and

c.                                            One-third (1/3) of the EBITDA Option Shares (the “Third Tranche EBITDA Option Shares”) shall vest on the day prior to the third anniversary of the Completion Date if, and only if, the Compensation Committee determines that King’s EBITDA for King’s financial year ending 31 December 2018 exceeds King’s management plan which has been agreed in writing by Activision Blizzard, and the Option shall lapse as to the Third Tranche EBITDA Option Shares on the third anniversary of the Completion Date in the event that such target is not exceeded.”